Exhibit 99.1

          First Niagara Financial Group, Inc. acquires Burke Group Inc.

 Acquisition rounds out company's initiative to form a Business Services Group, continues expansion in the Rochester, Syracuse markets

LOCKPORT, NY---September 12, 2005---First Niagara Financial Group, Inc. (Nasdaq:
FNFG) (the "Company") the parent of First Niagara Bank announced today that it has acquired Burke Group Inc., an employee benefits administration and compensation consulting firm that has offices in Rochester and Syracuse and serves clients throughout First Niagara's upstate New York footprint.

The acquisition furthers First Niagara's strategy to better serve small business and middle market commercial clients to secure a leadership position in business services capabilities.

"The addition of the Burke Group enables us to quickly enhance and expand our Business Services capabilities by promoting their products, services and expertise to our commercial clients, particularly those who currently look to us for employee benefits and insurance solutions," said First Niagara's Senior Vice President of Financial and Business Services, Daniel E. Cantara. First Niagara currently offers employee benefits and other insurance products and services through its subsidiary, First Niagara Risk Management, Inc., the largest insurance agency in Upstate New York.

Commenting on the transaction, Burke Group President, Patrick Burke, said the partnership will be mutually beneficial for clients of Burke Group and First Niagara.

"As part of First Niagara, Burke Group will have the resources and expertise of an organization that has complementary lines of business," said Burke. "The combination of the two creates a unique and significant opportunity. Clients will benefit from more choice as a result of a greater variety of services and products offered and more resources in First Niagara as an advisor."

Initially, Burke Group will operate as a wholly owned subsidiary of First Niagara under the Burke Group name. Burke Group is expected to transition to the First Niagara name over time, pending the outcome of a branding analysis.

This acquisition furthers First Niagara's presence in the Rochester and Syracuse markets, areas it has set its sights on in recent years for expansion. Since entering the Rochester market in 1999 with a loan production office, First Niagara now has 250 employees in Monroe County and its surrounding markets and operates 16 branches. At least seven additional branch offices are expected to open in the Rochester area within the next 12 to 18 months. Jobs are also expected to be added as part of this branch expansion and other initiatives.

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Burke Group serves more than 500 clients and offers employee benefit related services that are complementary to First Niagara's. Burke Group provides design and consulting for retirement and employee welfare plans, administrative services for defined contribution and benefit plans and actuarial services.

Founded in 1989, the Burke Group currently employs 43 associates. There are no layoffs planned as a result of this acquisition.

First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of $8.0 billion and deposits of $5.2 billion. First Niagara Bank is a full-service, community-oriented bank that employs nearly 2,100, and provides financial services to individuals, families and businesses through 117 branches and several financial services subsidiaries across New York State.

Forward-Looking Statements - This press release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities:
(1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn;
(4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.

Officer Contacts
----------------
Paul J. Kolkmeyer.                    President and CEO
John R. Koelmel.                      Chief Financial Officer
Christopher J. Thome.                 Reporting and Investor Relations Manager
                                      (716) 625-7645
                                      chris.thome@fnfg.com
Leslie G. Garrity.                    Corporate Affairs & Communications Manager
                                      (716) 625-7528
                                      leslie.garrity@fnfg.com